SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                   13G/A
                      AMENDMENT NO. 1 TO SCHEDULE 13G


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
    (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)




                            PBOC HOLDINGS, INC.
---------------------------------------------------------------------------
                             (Name of Issuer)



                  Common Stock, par value $.01 per share
---------------------------------------------------------------------------
                      (Title of Class of Securities)



                                 69316G108
---------------------------------------------------------------------------
                              (CUSIP Number)


                               June 15, 1998
---------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [   ]  Rule 13d-1(b)
          [ X ]  Rule 13d-1(c)
          [   ]  Rule 13d-1(d)



CUSIP No. 69316G108           13G/A

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Value Partners, Ltd., 75-2291866

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                             (b) [ X ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

     NUMBER OF        5    SOLE VOTING POWER           1,150,000
       SHARES
    BENEFICIALLY      6    SHARED VOTING POWER         0**
      OWNED BY
        EACH          7    SOLE DISPOSITIVE POWER      1,150,000
     REPORTING
    PERSON WITH       8    SHARED DISPOSITIVE POWER    0**

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,150,000**

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                             [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.12%

12   TYPE OF REPORTING PERSON*

     PN


* SEE INSTRUCTIONS BEFORE FILLING OUT
**BUT SEE ITEM 5.


CUSIP No. 69316G108           13G/A


1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ewing & Partners, 75-2741747

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                             (b) [ X ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

     NUMBER OF        5    SOLE VOTING POWER           0
       SHARES
    BENEFICIALLY      6    SHARED VOTING POWER         0**
      OWNED BY
        EACH          7    SOLE DISPOSITIVE POWER      0
     REPORTING
    PERSON WITH       8    SHARED DISPOSITIVE POWER    0**

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0**

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                             [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%**

12   TYPE OF REPORTING PERSON*

     PN



* SEE INSTRUCTIONS BEFORE FILLING OUT
**BUT SEE ITEM 5


CUSIP No. 69316G108           13G/A



1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Timothy G. Ewing, ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                             (b) [ X ]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

     NUMBER OF        5    SOLE VOTING POWER           0
       SHARES
    BENEFICIALLY      6    SHARED VOTING POWER         0**
      OWNED BY
        EACH          7    SOLE DISPOSITIVE POWER      0
     REPORTING
    PERSON WITH       8    SHARED DISPOSITIVE POWER    0**

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0**

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                             [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%**

12   TYPE OF REPORTING PERSON*

     IN



* SEE INSTRUCTIONS BEFORE FILLING OUT
**BUT SEE ITEM 5.


                      AMENDMENT NO. 1 TO SCHEDULE 13G

          This Amendment No. 1 to Schedule 13G (this "Amendment") is being filed on behalf of Value Partners, Ltd., a Texas limited partnership, Ewing & Partners, a Texas general partnership, and Timothy G. Ewing as an amendment to the initial statement on Schedule 13G relating to shares of common stock, par value $.01 per share, of PBOC Holdings, Inc. as filed with the Securities and Exchange Commission on June 15, 1998 (the "Initial Statement"). This Amendment is being filed to restate the CUSIP number incorrectly set forth on the Initial Statement.

ITEM 2(E) CUSIP NUMBER:

          Item 2(e) of the Initial Statement is hereby amended and restated in its entirety to read as follows:

          69316G108




                           SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               Date:  June 19, 1998


                              VALUE PARTNERS, LTD.

                              By:    EWING & PARTNERS
                                     as General Partner


                                 By: /S/TIMOTHY G. EWING
                                     ---------------------------
                                     Timothy G. Ewing
                                     as Managing Partner

                              EWING & PARTNERS

                              By:/S/TIMOTHY G. EWING
                                 ---------------------------
                                 Timothy G. Ewing
                                 as Managing Partner


                              /S/TIMOTHY G. EWING
                              ---------------------------
                              Timothy G. Ewing